Exhibit 4.12
Execution Version
FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
This FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this
“Amendment”) is dated as of March 30, 2022, and is entered into by and among PROMETHEAN WORLD LIMITED, a company incorporated in England and Wales with company number 07118000 (“Parent”), PROMETHEAN INC., a Delaware corporation (“Promethean U.S.”), PROMETHEAN LIMITED, a company incorporated in England and Wales with company number 01308938 (“Promethean U.K.,” and together with Promethean U.S., each, a “Borrower” and collectively, the “Borrowers”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent and security trustee for the Lenders (“Agent”).
RECITALS
A.WHEREAS, Borrowers, Lenders and Agent have previously entered into that certain Loan and Security Agreement, dated as of June 25, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders agreed to make loans and extend other financial accommodations to the Obligors;
B.WHEREAS, the Obligors have requested that the Agent and Lenders amend the Loan Agreement in certain respects; and
C.WHEREAS, the Agent and Lenders are willing to amend the Loan Agreement in certain respects, on the terms and subject to the conditions contained in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings given thereto in the Loan Agreement, as amended hereby.
Section 1.2 Recitals. The Recitals above are incorporated herein as though set forth in full and the Obligors stipulate to the accuracy of each of the Recitals.
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ARTICLE II
AMENDMENTS TO LOAN AGREEMENT
Section 2.1 New Definition. The following new definition shall be added to Section 1.1 of the Loan Agreement in proper alphabetical order to read as follows:
“Financial Covenant Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than $7,500,000 or 10% of the aggregate Revolver Commitments; and (b) continuing until, during each of the preceding 60 consecutive days, no Event of Default has existed and Availability has been more than $7,500,000 and 10% of the aggregate Revolver Commitments.”
Section 2.2 Amended Definitions. The following definitions in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:
“Account Debtor Approved Countries: the (i) United States, (ii) Canada, (iii) any member state of the European Union as of April 30, 2004, (iv) the United Kingdom of Great Britain and Northern Ireland, (v) Hong Kong, (vi) New Zealand, (vii) Norway, (viii) Singapore, (ix) Switzerland, and (x) Australia, in each case, together with any state or province or territory thereof (as applicable); provided, that during the continuance of a Financial Covenant Trigger Period, the Agent may, in its Permitted Discretion and as a condition to such jurisdiction remaining an Account Debtor Approved Country, require that Borrowers provide local law security documentation in respect of Accounts of Account Debtors organized outside of the jurisdiction of organization of such Borrowers to ensure that the Agent has a duly perfected and enforceable Lien under the applicable law of such jurisdiction.”
“Applicable Margin: the margin set forth below, as determined by the trailing 4 Fiscal Quarter EBITDA measured as of the end of the most recently ended Fiscal Quarter:

Level	EBITDA	Base Rate Loans	Foreign Base Rate Loans	BSBY Revolver Loans
I	> $14,000,000	0.35%	1.35%	1.35%
II	> $10,000,000 < $14,000,000	0.575%	1.575%	1.575%
III	< $10,000,000	0.85%	1.85%	1.85%
Margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate EBITDA for a Fiscal Quarter due to Borrowers’ failure to deliver any financial statement when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

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Compliance Certificate: a certificate, in the form attached as Exhibit C hereto and otherwise in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3 and calculating Fixed Charge Coverage Ratio regardless of the existence of a Financial Covenant Trigger Period.
“Letter of Credit Subline: $15,000,000.”
“Payment Conditions: with respect to any investments, Distributions, payment of Debt, (i) both before and after giving effect to any such transaction and giving pro forma effect to the applicable transaction, no Default or Event of Default has occurred and is continuing or would arise as a result of the applicable transaction, (ii) after giving pro forma effect to the applicable transaction Availability shall not be less than the greater of $12,000,000 and 15% of the Borrowing Base then in effect for each of the 30 days immediately prior to the consummation of such transaction and immediately after giving effect thereto and (iii) the Fixed Charge Coverage Ratio as of the most recent four (4) Fiscal Quarter period ended for which financial statements pursuant to Section 10.1.2 were required to have been delivered shall not be less than 1.00:1.00.”
“Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; (e) Investments in the form of loans or capital contributions to Affiliates of Borrowers, in an aggregate outstanding amount not to exceed $10,000,000 provided no Default or Event of Default exists at the time of such investment and after giving effect to such Investment; and (f) other Investments so long as the Payment Conditions are satisfied with respect to each such Investment.”
“Revolver Termination Date: March 31, 2027.”
“Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than $10,000,000 or 10% of the aggregate Revolver Commitments; and (b) continuing until, during each of the preceding 60 consecutive days, no Event of Default has existed and Availability has been more than $10,000,000 and 10% of the aggregate Revolver Commitments.”
“Unused Line Fee Rate: a per annum rate equal to (a) 0.300%, if average daily Revolver Usage was 50% or less of the Revolver Commitments during the preceding calendar month, or (b) 0.200%, if average daily Revolver Usage was more than 50% of the Revolver Commitments during such month.”
“U.K. Sublimit: $10,000,000, subject to Reallocation under Section 2.2.”
“U.S. Inventory Formula Amount: the lesser of:
(a)$30,000,000 and
(b)the sum of:

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(i)the lesser of (x) 65% of the Value of Eligible Inventory of Promethean U.S.; or (y) 85% of the NOLV Percentage of the Value of
Eligible Inventory of Promethean U.S.; plus
(ii)the least of (x) $15,000,000, (y) 65% of the Value of Eligible InTransit Inventory of Promethean U.S. or (z) 85% of the NOLV Percentage of the Value of Eligible In-Transit Inventory of Promethean U.S.;
provided, however, no Inventory shall be included in the above calculation until completion of the applicable appraisals satisfactory to Agent.”
“U.S. Sublimit: $65,000,000, subject to Reallocation under Section 2.2.”
Section 2.3 Amendment to Section 2.2.1 of the Loan Agreement. Section 2.2.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“2.2.1 Reallocation. Borrowers may request that Agent change the then current allocation of their respective U.K. Sublimit and U.S. Sublimit in order to effect an increase in the U.K Sublimit or U.S. Sublimit with a contemporaneous decrease in the other sublimit (each, a “Reallocation”). Any such Reallocation shall be subject to the following conditions: (i) Borrower Agent shall have provided to Agent a written notice (in reasonable detail) at least ten (10) Business Days prior to the requested effective date (which effective date shall be the first day of the subsequent Fiscal Quarter) of such Reallocation (the “Reallocation Date”) setting forth the proposed Reallocation Date and the amounts of the U.K Sublimit and U.S. Sublimit reallocation to be effected, (ii) any such Reallocation shall increase or decrease the applicable sublimits in increments of $1,000,000, and, after giving effect to any such Reallocation, the U.S. Sublimit shall not be less than $15,000,000, (iii) no Default or Event of Default shall have occurred and be continuing either as of the date of such request or on the Reallocation Date (both immediately before and after giving effect to such Reallocation), (iv) any increase or decrease in the U.K Sublimit or U.S. Sublimit shall result in a concurrent decrease or increase in the other sublimit, (v) after giving effect to such Reallocation, no Overadvance would exist or would result therefrom, and (vi) at least three (3) Business Days prior to the proposed Reallocation Date, a Senior Officer of Borrower Agent shall have delivered to Agent a certificate certifying as to compliance with preceding clauses (i) through (v) and demonstrating (in reasonable detail) the calculations required in connection therewith.”
Section 2.4 Amendment to Section 2.1.7 of the Loan Agreement. Section 2.1.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“2.1.7 Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon not less than 30 days’ notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, and (b) total increases under this Section do not exceed $25,000,000 and no more than 3 increases are made. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to

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increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided the conditions set forth in Section 6.2 are satisfied at such time. Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of such commitments.”
    Section 2.5     Amendment to Section 10.1.2(b) of the Loan Agreement. Section
10.1.2(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows
“(b) as soon as available, and in any event within (i) 45 days after the end of each Fiscal Quarter when a Trigger Period is not in effect, (ii) 30 days after the end of each month when a Trigger Period is in effect (but within 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such Fiscal Quarter or month, as applicable, and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with IFRS and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes; provided, that statements of cash flow shall only be delivered with the monthly financial statements delivered for the last month of each Fiscal Quarter;”
Section 2.6 Amendment to Section 10.3.1 of the Loan Agreement. Section 10.3.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“10.3.1 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for each 4 Fiscal Quarter period of at least 1.00:1.00 while a Financial Covenant Trigger Period is in effect, measured quarterly as of the last day of each Fiscal Quarter for the most recent Fiscal Quarter for which financial statements were delivered hereunder prior to the Financial Covenant Trigger Period and each Fiscal Quarter ending thereafter until the Financial Covenant Trigger Period is no longer in effect.”
Section 2.1 Amendment to Section 14. Section 14 of the Loan Agreement is hereby amended by adding a new Section 14.20 to the end of Section 14 to read as follows:
“14.20 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC

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Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 14.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

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“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).” Section 2.2 Amendment to Schedule 1.1 of the Loan Agreement. Schedule 1.1 of the Loan Agreement is hereby deleted and replaced with Schedule 1.1 attached hereto as Appendix A.
    Section 2.3     Amendment to Obligors’ Schedules of the Loan Agreement. The
Obligors’ Schedules to the Loan Agreement are hereby updated to reflect information relating to the Obligors since prior delivery to the Agent, as attached hereto as Appendix B. Each Obligor hereby confirms that the representations and warranties set forth in Section 9 of the Loan Agreement applicable to such Obligor are true and correct in all material respects as of the date of this Amendment after giving effect to such amendment to such Schedules.
ARTICLE III
AMENDMENT FEE
The Borrowers shall pay to the Agent, in addition to all other fees and charges in the Loan Documents, a non-refundable amendment fee equal to $155,000 (the “Amendment Fee”). The Borrowers hereby acknowledge and agree that the foregoing Amendment Fee is fully-earned as of the date hereof and non-refundable for any reason.
ARTICLE IV
CONDITIONS PRECEDENT AND POST-CLOSING REQUIREMENTS
Section 3.1 Conditions Precedent. The parties hereto agree that the amendments set forth herein shall not be effective until the satisfaction of each of the following conditions precedent (such date shall be referred to as the “Fourth Amendment Effectiveness Date”):
(a)The representations and warranties contained herein and in the Loan Agreement, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;
(b)No Default or Event of Default shall have occurred and be continuing;
(c)The Obligors have delivered to the Agent, in form and substance acceptable to the Agent in its sole discretion, an executed original of this Amendment;
(d)The Obligors have delivered to the Agent, in form and substance acceptable to the Agent in its sole discretion, a certificate from a duly authorized officer of each Obligor, dated as of the date hereof, certifying: (i) either that the Obligors’ Organic Documents have not been amended since the Closing Date, and are in full force and effect or that the attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, as applicable; (ii) either, to the title, name and signature of each Person authorized to sign this Amendment and the other Loan Documents or that no changes have been made since the Closing Date; and (iii) an attached copy of resolutions authorizing execution, delivery, and performance of this Amendment and the other Loan Documents is true and complete, and that such

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resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility;
(e)The Obligors have delivered to the Agent, in form and substance acceptable to the Agent in its sole discretion, in respect of each company incorporated in the United Kingdom whose shares are the subject of a Lien granted in favor of the Agent (a “Charged Company”), either (i) a certificate of an authorised signatory of the Parent certifying that (A) it and each of its Subsidiaries has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and (ii) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which is certified by an authorised signatory of the Parent to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or (ii) a certificate of an authorised signatory of the Parent certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006;
(f)The Obligors shall have delivered to the Agent, in form and substance acceptable to the Agent in its sole discretion, a copy of an English law guarantee and debenture duly executed and delivered by each of the signatories thereto; and
(g)The Obligors shall have paid to the Agent the fees, costs, and expenses owed to and/or incurred by the Agent arising in connection with this Amendment (including the Amendment Fee and reasonable attorneys’ fees and costs).
Section 3.2 Post-Closing Requirements.
(a)By no later than 90 days after the date hereof, Obligors shall provide to Agent, in form and substance satisfactory to Agent, that the Charge, recorded at Companies House, Cardiff, Wales, in favor of Lloyds Bank plc against the U.K. Borrower on February 7, 2018 is terminated.
(b)By no later than 60 days after the date hereof, Obligors shall provide to Agent, in form and substance satisfactory to Agent, the original share certificates and stock transfer forms executed in blank in respect of the Equity Interests in Chalkfree Limited and Promethean (Holdings) Limited subject to the Liens created by the U.K. Security Documents.
ARTICLE V
ADDITIONAL COVENANTS AND MISCELLANEOUS
Section 5.1 Acknowledgment of the Obligors. The Obligors hereby represent and warrant that the execution and delivery of this Amendment and compliance by Obligors with all of the provisions of this Amendment: (a) are within the powers and purposes of the Obligors; (b) have been duly authorized or approved by the board of directors or managers of the Obligors; (c) do not conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (x) any contractual obligation to which such Obligor is a party or affecting it, or the properties of such Obligor or any subsidiary thereof, or (y) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Obligor or any subsidiary thereof or its property is subject; and (c) when executed and delivered by or on behalf of the Obligors, will constitute valid and binding obligations of each Obligor, enforceable in accordance with their terms. Each Obligor reaffirms its obligation to pay all amounts due to the

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Agent and the Lenders under the Loan Documents in accordance with the terms thereof, as modified hereby.
Section 5.2 Representations and Warranties. The Obligors represent and warrant that, after giving effect to this Amendment, except as disclosed in the updated Schedules of the Obligors’ attached to this Amendment as Appendix B, and, by reference incorporated herein, each of the representations and warranties made by the Parent and each Borrower in Section 9 of the Loan Agreement is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in each case on and as of the date hereof as if made on and as of the date hereof, except in the case of any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date.
Section 5.3 Loan Documents Unmodified. Except as otherwise specifically modified by this Amendment, all terms and provisions of the Loan Agreement and all other Loan Documents, as modified hereby, shall remain in full force and effect. Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Loan Documents, as modified hereby, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein, except as otherwise specifically provided in this Amendment. Subject to the terms of this Amendment, any lien and/or security interest granted to the Agent in the Collateral set forth in the Loan Documents shall remain unchanged and in full force and effect and shall continue to secure the payment and performance of all of the obligations.
Section 5.4     Event of Default. A breach of this Amendment shall be an Event of Default.
Section 5.5 Parties, Successors and Assigns. This Amendment shall be binding upon the Obligors and shall inure to the benefit of the Lender and its respective successors and assigns.
Section 5.6 Counterparts. This Amendment may be executed in one or more counterparts and by telecopy, each of which, when so executed, shall be deemed to be an original, but all of which, when taken together shall constitute one and the same instrument.
Section 5.7 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only, are not a part of this Amendment, and shall not affect the interpretation hereof.
Section 5.8 Expenses of Agent. Without limiting the terms and conditions of the Loan Documents, each Obligor agrees to pay on demand: (a) all costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all subsequent amendments, modifications, and supplements hereto or thereto, including without limitation, the costs and fees of the Agent’s legal counsel; and (b) all costs and expenses reasonably incurred by the Agent in connection with the enforcement or preservation of any rights under the Loan Agreement, this Amendment, and/or the other Loan Documents, including without limitation, the costs and fees of the Agent’s legal counsel.

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Section 5.9 Choice of Law; Jury Trial Waiver. THIS AMENDMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY, IF ANY, IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET, OR OTHERWISE CONCERNING THIS AMENDMENT. WITHOUT LIMITING THE APPLICABILITY OF ANY OTHER PROVISION OF THE LOAN AGREEMENT, THE TERMS OF SECTIONS 14.15 AND 14.16 OF THE LOAN AGREEMENT SHALL APPLY TO THIS AMENDMENT.
Section 5.10 Release.
(a)EACH OBLIGOR HEREBY IRREVOCABLY RELEASES AND FOREVER DISCHARGES AGENT, LENDERS AND THEIR AFFILIATES, AND EACH SUCH PERSON’S RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, ATTORNEYS AND REPRESENTATIVES (EACH, A “RELEASED PERSON”) OF AND FROM ALL DAMAGES, LOSSES, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, ACTIONS OR CAUSES OF ACTION WHATSOEVER (EACH A “CLAIM”) THAT SUCH OBLIGOR MAY NOW HAVE OR CLAIM TO HAVE AGAINST ANY RELEASED PERSON ON THE DATE OF THIS AMENDMENT, WHETHER KNOWN OR UNKNOWN, OF EVERY NATURE AND EXTENT WHATSOEVER, FOR OR BECAUSE OF ANY MATTER OR THING DONE, OMITTED OR SUFFERED TO BE DONE OR OMITTED BY ANY OF THE RELEASED PERSONS THAT BOTH (1) OCCURRED PRIOR TO OR ON THE DATE OF THIS AMENDMENT AND (2) IS ON ACCOUNT OF OR IN ANY WAY CONCERNING, ARISING OUT OF OR FOUNDED UPON THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE FOREGOING DOES NOT RELEASE ANY RELEASED PERSON FROM
THE CONTINUING PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AMENDMENT OR THE OTHER LOAN DOCUMENTS ON OR AFTER THE DATE HEREOF.
(b)EACH OBLIGOR INTENDS THE ABOVE RELEASE TO COVER, ENCOMPASS, RELEASE, AND EXTINGUISH, INTER ALIA, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION THAT MIGHT OTHERWISE BE RESERVED BY THE CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
EACH OBLIGOR ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW KNOWN OR BELIEVED TO BE TRUE WITH RESPECT TO SUCH CLAIMS, DEMANDS, OR CAUSES OF ACTION, AND AGREES THAT THIS AMENDMENT AND THE ABOVE RELEASE ARE AND WILL REMAIN EFFECTIVE IN ALL RESPECTS
NOTWITHSTANDING ANY SUCH DIFFERENCES OR ADDITIONAL FACTS

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Section 5.11 Total Agreement. This Amendment, the Loan Agreement, and all other Loan Documents shall constitute the entire agreement between the parties relating to the subject matter hereof, and shall not be changed or terminated orally.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first written above.
PARENT:
BORROWERS:
PROMETHEAN WORLD LIMITED
By:
Name:
Title: Director
PROMETHEAN INC.
By:
Name:
Title: _______________________________ Director/President
PROMETHEAN LIMITED
By:
Name:
Title: Director
FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (PROMETHEAN) SIGNATURE PAGE

AGENT AND LENDERS:
BANK OF AMERICA, N.A.,
                             as Agent and Lender
By:
Name: Tyler Sims
Title: Senior Vice President
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FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
(PROMETHEAN) SIGNATURE PAGE

ACKNOWLEDGMENT AND CONSENT BY GUARANTORS
Each of the undersigned (each, a “Guarantor”) consents to the foregoing Amendment to Loan Agreement and other Loan Documents and the transactions contemplated thereby and reaffirms its obligations under the Loan Documents to which it is a party, including but not limited to that certain Continuing and Unconditional Guaranty dated as of June 25, 2018 and that certain Guarantee and Debenture dated as of June 25, 2018, and that certain Pledge Agreement dated as of June 25, 2018, as such documents may be amended, modified, supplemented or replaced from time to time.
Each Guarantor reaffirms, to the extent a party thereto, that its obligations under the Loan Documents are separate and distinct from the Borrowers’ obligations and reaffirms its waivers of each and every one of the possible defenses to such obligations.
[Signature Page Follows]
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Agreed and Acknowledged:

PROMETHEAN WORLD LIMITED
By:
Name:
Title: Director
PROMETHEAN (HOLDINGS) LIMITED
Title: Director
CHALKFREE LIMITED
By:
Name:
Title: Director
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ACKNOWLEDGMENT AND CONSENT TO
FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
(PROMETHEAN) SIGNATURE PAGE
Appendix A
SCHEDULE 1.1
to
Loan and Security Agreement
REVOLVER COMMITMENTS OF LENDERS

Lender	Revolver Commitment
Bank of America, N.A. and its Lending Offices[1]	$75,000,000
1 Revolver Loans made to Promethean U.K. will be recorded on the books and records of Bank of America (acting through its London branch) and Revolver Loans made to Promethean U.S. will be recorded on the books and records of Bank of America in the United States. Bank of America in the United States has a UK double tax treaty passport and wishes it to apply to any advance it makes under this loan.
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